                                                                      EXHIBIT 99

                                 C O N T E N T S

                                                                            Page
                                                                            ----
King Pharmaceuticals, Inc.
    Report of Independent Accountants                                       F-1

    Financial Statements:
        Consolidated Balance Sheets as of December 31, 1997 and 1998        F-2
        Consolidated Statements of Operations for the years ended
             December 31, 1996, 1997 and 1998                               F-3
        Consolidated Statements of Changes in Shareholders' Equity for the
             years ended December 31, 1996, 1997 and 1998                   F-4
        Consolidated Statements of Cash Flows for the years ended
             December 31, 1996, 1997 and 1998                               F-5
        Notes to Consolidated Financial Statements                          F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of King Pharmaceuticals, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP



Greensboro, North Carolina
February 15, 1999, except
Note 20 for which the
date is March 3, 1999
and Note 21 for which the
date is November 11, 1999

                           KING PHARMACEUTICALS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        as of December 31, 1997 and 1998
                        (in thousands, except share data)




                                                                             1997                  1998
                                                                          ---------             ---------
ASSETS
Current assets:
      Cash and cash equivalents                                           $      69             $   1,159
      Accounts receivable, net of allowance
          for doubtful accounts $638 and $1,402, respectively                 8,561                39,666
      Inventories                                                            10,850                26,556
      Deferred income taxes                                                   2,013                 6,675
      Prepaid expenses and other assets                                       1,319                 1,554
                                                                          ---------             ---------
                    Total current assets                                     22,812                75,610

Property, plant and equipment, net                                           17,170                93,981
Intangible assets, net                                                       62,783               480,583
Other assets                                                                  2,098                17,997
                                                                          ---------             ---------
                    Total assets                                          $ 104,863             $ 668,171
                                                                          =========             =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Notes payable                                                       $     916             $      --
      Current portion of long-term debt                                       8,084                13,310
      Accounts payable                                                        5,871                12,594
      Accrued expenses                                                        6,503                15,095
      Income taxes payable                                                    1,862                 3,524
                                                                          ---------             ---------
                    Total current liabilities                                23,236                44,523

Long-term debt:
      Revolving Credit Facility                                               6,152                19,000
      Term loans                                                             40,000               414,750
      Senior Subordinated Seller Notes                                           --                75,000
      Other                                                                   2,137                 5,736
Deferred income taxes                                                         4,004                 7,726
                                                                          ---------             ---------
                    Total liabilities                                        75,529               566,735
                                                                          ---------             ---------

Commitments and contingencies

Shareholders' equity:
      Common shares no par value, 150,000,000 shares
          authorized, 42,000,000 and 48,157,095 shares
          issued and outstanding, respectively                               16,455                66,572
      Retained earnings                                                      14,550                35,460
      Due from related party                                                 (1,671)                 (596)
                                                                          ---------             ---------
                    Total shareholders' equity                               29,334               101,436
                                                                          ---------             ---------
                    Total liabilities and shareholders' equity            $ 104,863             $ 668,171
                                                                          =========             =========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              for the years ended December 31, 1996, 1997 and 1998
                      (in thousands, except per share data)





                                                         1996            1997             1998
                                                       --------        --------        ---------
REVENUES:
     Net sales                                         $ 15,457        $ 47,351        $ 158,180
     Development revenues                                 5,000             558            5,283
                                                       --------        --------        ---------
         Total revenues                                  20,457          47,909          163,463
                                                       --------        --------        ---------

OPERATING COSTS AND EXPENSES:
     Cost of sales                                        8,782          13,034           64,052
     Selling, general and administrative                 12,106          19,123           34,718
     Depreciation and amortization                          982           2,395            9,255
                                                       --------        --------        ---------
         Total operating costs and expenses, net         21,870          34,552          108,025
                                                       --------        --------        ---------
OPERATING INCOME (LOSS)                                  (1,413)         13,357           55,438
                                                       --------        --------        ---------

OTHER (EXPENSES) INCOME:
     Interest expense                                    (1,272)         (2,749)         (14,866)
     Gain on sale of investment in affiliate              1,760              --               --
     Other income, net                                      578             (28)             145
                                                       --------        --------        ---------
         Total other (expenses) income                    1,066          (2,777)         (14,721)
                                                       --------        --------        ---------

INCOME (LOSS) BEFORE INCOME TAXES AND
 EXTRAORDINARY ITEM                                        (347)         10,580           40,717
     Income tax expense (benefit)                          (107)          3,968           15,396
                                                       --------        --------        ---------

INCOME (LOSS) BEFORE EXTRAORDINARY
 ITEM                                                      (240)          6,612           25,321
     Extraordinary loss on early extinguishment
         of long-term debt, net of income taxes
         of $2,787                                           --              --           (4,411)
                                                       --------        --------        ---------
NET INCOME (LOSS)                                      $   (240)       $  6,612        $  20,910
                                                       ========        ========        =========
     Basic and diluted income (loss) per common share:
         Income (loss) before extraordinary item       $  (0.01)       $   0.17        $    0.56
         Extraordinary item                                  --              --            (0.10)
                                                       --------        --------        ---------
         Net income (loss)                             $  (0.01)       $   0.17        $    0.46
                                                       ========        ========        =========



               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           KING PHARMACEUTICALS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              for the years ended December 31, 1996, 1997 and 1998
                        (in thousands, except share data)


                                                                                                       Due          Total
                                                                                        Unrealized    from         Share-
                                                    Common                   Retained    loss on     Related      holders'
                                                    Shares       Amount      Earnings   securities    Party        Equity
                                                  ----------     -------     --------   ----------   -------      ---------
Balance, December 31, 1995                         6,600,000     $   926     $ 10,763      $ --      $  (678)     $  11,011
    Issuance of common shares                      2,079,345       4,159           --        --           --          4,159
    Issuance of common shares under
        employee stock purchase plan                 389,298         778           --        --           --            778
    15% Stock Dividend                             1,360,325       2,585       (2,585)       --           --             --
    Unrealized loss on securities, net of tax             --          --           --       (16)          --            (16)
    Payments from Benevolent Fund                         --          --           --        --            1              1
    Net loss                                              --          --         (240)       --           --           (240)
                                                  ----------     -------     --------      ----      -------      ---------

Balance, December 31, 1996                        10,428,968       8,448        7,938       (16)        (677)        15,693
    Issuance of common shares,
       net of $743 of expenses                     4,571,032       8,007           --        --           --          8,007
    Realized loss on securities                           --          --           --        16           --             16
    Advances to Benevolent Fund                           --          --           --        --         (994)          (994)
    2.8 to 1 common stock split (Note 17)         27,000,000          --           --        --           --             --
    Net income                                            --          --        6,612        --           --          6,612
                                                  ----------     -------     --------      ----      -------      ---------
Balance, December 31, 1997                        42,000,000      16,455       14,550        --       (1,671)        29,334
    Issuance of common shares,
        net of expenses                            6,157,095      50,117           --        --           --         50,117
    Payments from Benevolent Fund                         --          --           --        --        1,075          1,075
    Net income                                            --          --       20,910        --           --         20,910
                                                  ----------     -------     --------      ----      -------      ---------
Balance, December 31, 1998                        48,157,095     $66,572     $ 35,460      $ --      $  (596)     $ 101,436
                                                  ==========     =======     ========      ====      =======      =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1996, 1997 and 1998
                                 (in thousands)



                                                                                         1996          1997           1998
                                                                                       --------      --------      ---------
Cash flows from operating activities:
     Net income (loss)                                                                 $   (240)     $  6,612      $  20,910
     Adjustments to reconcile net income to net cash
          provided by (used in) operating activities:
               Depreciation and amortization                                                982         2,395          9,255
               Amortization of deferred financing costs                                      --            --            728
               Loss on sale of marketable securities                                          1            32             --
               Extraordinary loss                                                            --            --          7,198
               Loss on sale of property and equipment                                       (54)           --             22
               Gain on sale of investment in affiliate                                   (1,760)           --             --
               Deferred income taxes                                                        410          (980)          (940)
     Changes in operating assets and liabilities:
               Accounts receivable                                                          467        (6,256)       (31,105)
               Inventories                                                               (1,895)       (4,753)       (15,706)
               Prepaid expenses and other assets                                           (335)         (332)         1,405
               Accounts payable                                                             (83)        3,604          6,723
               Accrued expenses                                                            (138)        2,180          5,679
               Income taxes                                                              (3,624)        2,514          1,662
                                                                                       --------      --------      ---------
                               Net cash provided by (used in) operating activities       (6,269)        5,016          5,831
                                                                                       --------      --------      ---------
Cash flows from investing activities:
     Purchases of property, plant and equipment                                          (1,069)       (1,379)       (81,099)
     Purchases of intangible assets                                                      (2,974)      (52,428)      (344,906)
     Acquisition related costs                                                               --          (373)            --
     Purchases of marketable securities                                                    (307)           --             --
     Proceeds from sale of marketable securities                                             72           203             --
     Proceeds from sale of investment in affiliated company                               2,052            --             --
     Proceeds from sale of property and equipment                                           100            --             30
                                                                                       --------      --------      ---------
                               Net cash used in investing activities                     (2,126)      (53,977)      (425,975)
                                                                                       --------      --------      ---------
Cash flows from financing activities:
     Proceeds from revolving line of credit                                                  --        29,599             --
     Payments on revolving line of credit                                                (3,403)      (23,447)            --
     Proceeds from issuance of common shares,
        net of expenses paid                                                              2,844         8,007         50,117
     Book overdraft                                                                          --         1,423             --
     Repayment on shareholder notes receivable                                               --         2,093             --
     Proceeds from long-term debt                                                         2,549        55,923        658,741
     Payments on long-term debt and capital lease obligations                            (2,772)      (23,798)      (262,318)
     Payments on notes payable                                                               --            --           (916)
     Due to affiliate                                                                         1          (994)         1,075
     Initial public offering costs                                                           --          (710)            --
     Debt issuance costs                                                                     --          (458)       (25,465)
                                                                                       --------      --------      ---------
                               Net cash provided by (used in) financing activities         (781)       47,638        421,234
                                                                                       --------      --------      ---------
Increase (decrease) in cash                                                              (9,176)       (1,323)         1,090
Cash and cash equivalents, beginning of period                                           10,568         1,392             69
                                                                                       --------      --------      ---------
Cash and cash equivalents, end of period                                               $  1,392      $     69      $   1,159
                                                                                       ========      ========      =========
Supplemental disclosure of cash paid for:

               Interest                                                                $  1,170      $  2,335      $  13,929
                                                                                       ========      ========      =========
               Taxes                                                                   $  3,078      $  2,445      $  10,662
                                                                                       ========      ========      =========


                           KING PHARMACEUTICALS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
        for the years ended December 31, 1996, 1997 and 1998, Continued
                       (in thousands, except share data)



Supplemental schedule of non-cash investing and financing activities:

The Company purchased intangible assets financed by the seller of $5,500 and $75,000 in 1996 and 1998, respectively.

For the years ended December 31, 1996, 1997 and 1998 the Company entered into capital leases totaling $1,082, $85 and $1,004, respectively.

In connection with its purchases of intangible assets the Company assumed estimated liabilities of $301, $3,062 and $2,913 for returns of products shipped prior to acquisition date during 1996, 1997 and 1998, respectively.

During 1997, the Company entered into a financing arrangement to have certain payments made for machinery and equipment. Deposits of $557 were outstanding on behalf of the Company at December 31, 1997.

At December 31, 1997, the Company had prepaid insurance of $359 that was financed with a note payable.

During 1996, the Company issued 1,049,567 common shares for $2,093 in notes receivable from shareholders. These notes were paid in full in 1997.




               The accompanying notes are an integral part of the
                       consolidated financial statements.

                           KING PHARMACEUTICALS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (in thousands, except share data)

1.      The Company:

        King Pharmaceuticals, Inc. ("King" or the "Company") is a vertically integrated pharmaceutical company that manufactures, markets and sells primarily branded prescription pharmaceutical products. Through a national sales force, King markets its branded pharmaceutical products to general/family practitioners, internal medicine physicians and hospitals across the country. The Company also provides contract manufacturing for a number of the world's leading pharmaceutical and biotechnology companies.

        These consolidated financial statements include the accounts of King and its wholly owned subsidiaries, Monarch Pharmaceuticals, Inc. (formerly a division of King), ParkeDale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. All intercompany transactions and balances have been eliminated in consolidation.

2.      Summary of Significant Accounting Policies:

        USE OF ESTIMATES - The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. Assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities are affected by such estimates and assumptions. Actual results could differ from those estimates.

        REVENUE RECOGNITION - Sales are reported net of an estimate for returns and allowances and an estimate for chargebacks. Chargebacks and returns and allowances are included in sales when goods are shipped to the customer. Product sales and sales of manufactured products are recognized upon shipment. Development revenue is recognized upon approval of the product from the Food and Drug Administration.

        CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The Company's cash and cash equivalents are placed in large domestic banks which limit the amount of credit exposure.

        INVENTORIES - Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

        INCOME TAXES - Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

        FINANCIAL INSTRUMENTS - The fair value of financial instruments are determined by reference to various market data or other valuation techniques as appropriate. Unless otherwise disclosed, the fair values of financial instruments approximate their recorded values.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)

2.      Summary of Significant Accounting Policies, continued:

        PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is computed over the estimated useful lives of the related assets using the straight-line method for financial statement purposes and accelerated methods for income tax purposes. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation with any resulting gain or loss reflected in income.

        In the event that facts and circumstances indicate that the cost of property, plant and equipment may be impaired, evaluation of recoverability is performed using the estimated future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required.

        CAPITALIZED INTEREST - For the year ended December 31, 1998, the Company capitalized interest of approximately $239. The Company had no capitalized interest for the years ended December 31, 1996 and 1997.

        INTANGIBLE ASSETS - Intangible assets are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives of 10 to 30 years using the straight-line method.

        The Company continually reevaluates the propriety of the carrying amount of intangibles as well as the related amortization period to determine whether the current events and circumstances warrant adjustments to the carrying values and/or revised estimates of useful lives. This evaluation is performed using the estimated projected future undiscounted cash flows associated with the asset compared to the asset's carrying amount to determine if a writedown is required. To the extent such projection indicates that undiscounted cash flow is not expected to be adequate to recover the carrying amounts, the assets are written down to discounted cash flows.

        OTHER ASSETS - Other assets consist primarily of deferred financing costs which are being amortized over periods ranging from six to eight years. Amortization expense related to deferred financing costs was $0, $0 and $728 for the years ended December 31, 1996, 1997 and 1998, respectively, and has been included in interest expense.

        During 1998, the Company repaid certain debt prior to maturity. The repayment resulted in extraordinary charges of $4,411, net of related tax benefits of $2,787, associated with the write-off of deferred financing costs.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)

2.      Summary of Significant Accounting Policies, continued:

        SELF-FUNDED HEALTH INSURANCE - The Company is self-insured with respect to its health care benefit program. The Company contributes estimated amounts to a third-party administrator on a monthly basis which are used to pay health care claims during the year. Under the plan, the Company pays a minimum amount annually and has an aggregate stop-loss limit based upon the number of participants and their insured status. Self-insured costs are accrued based upon reported claims and an estimated liability for claims incurred but not reported.

        RESEARCH AND DEVELOPMENT - The Company incurs research and development costs that are expensed as incurred. These costs were approximately $1,298, $890 and $401, for the years ended December 31, 1996, 1997 and 1998, respectively.

        ADVERTISING AND PROMOTION - The Company expenses advertising and promotion costs as incurred and these costs are included as selling, general and administrative expenses. Advertising and promotion costs for the years ended December 31, 1996, 1997 and 1998 were $1,283, $1,583 and $10,744, respectively.

        STATEMENT OF ACCOUNTING STANDARDS NOT YET ADOPTED - In June 1998, the Board adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company currently is evaluating the potential effect of SFAS 133 on its financial statements.

        COMPREHENSIVE INCOME - In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". In 1996 and 1997, the Company had other comprehensive income of $16, net of tax, related to an unrealized loss on securities. The Company had no other comprehensive income in 1998.

        RECLASSIFICATIONS - Certain amounts from the prior consolidated financial statements have been reclassified to conform to the presentation adopted in 1998.

3.      Concentrations of Credit Risk:

        A significant portion of the Company's sales are to customers in the pharmaceuticals industry. Approximately 20% and 17% of accounts receivable at December 31, 1997 and 1998, respectively were due from one customer. At December 31, 1997 and 1998, an additional 22% and 25%, respectively, were due from two other customers. The Company monitors the extension of credit to customers and has not experienced significant credit losses.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


3.      Concentrations of Credit Risk, continued:

        The following table represents a summary of sales to significant customers as a percentage of the Company's total revenues:

                                                         1996       1997       1998
                                                         ----       ----       ----
        McKesson Corporation                             n/a        16.7%      11.4%
        Cardinal Whitmire                                n/a        14.0%      10.8%
        Bergen Brunswig Corporation                      n/a        13.4%      12.6%
        Amerisource                                      n/a        10.6%      n/a
        SmithKline Beecham Corporation                   18.1%      n/a        n/a
        Mallinckrodt                                     36.7%      n/a        n/a
        Novartis Animal Health US, Inc.                  14.9%      n/a        n/a
        n/a - sales were less than 10% for the year

4.      Property, Plant and Equipment:

        Property, plant and equipment consists of the following:

                                             1997           1998
                                          ---------      ---------
        Land                              $     319      $   3,949
        Buildings and improvements           13,563         55,990
        Machinery and equipment               4,046         32,522
        Equipment under capital lease         1,720          2,713
        Construction in progress                585          6,106
                                          ---------      ---------
                                             20,233        101,280
        Less accumulated depreciation        (3,063)        (7,299)
                                          ---------      ---------
                                          $  17,170      $  93,981
                                          =========      =========



        Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 was $853, $985 and $4,236, respectively.

5.      Inventory:

        Inventory consists of the following:

                                        1997                  1998
                                      -------               -------
        Finished goods                $ 7,568               $13,772
        Work-in process                   494                 5,386
        Raw materials                   2,788                 7,398
                                      -------               -------
                                      $10,850               $26,556
                                      =======               =======

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


6.      Acquisitions/Intangible Assets:

        On December 22, 1998, the Company acquired three branded pharmaceutical products from Hoechst Marion Roussel, Inc. ("HMR" or "Seller") for a purchase price of $362,500, plus acquisition costs of approximately $450. The acquired products were: (a) the U.S. rights to the Altace product line with patents expiring through 2008, (b) worldwide rights to the Silvadene product line, and (c) worldwide rights to the AVC product line (collectively the "Altace Acquisition"). The purchase price was principally allocated to intangible assets and financed under the Company's Senior Credit Facility and a $75,000 note from the Seller (Note 9). Intangible assets are being amortized over 15 to 30 years.

        On June 30, 1998, the Company acquired the rights, title and interest to the Menest(R) product line for approximately $5,000. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The acquisition was financed with proceeds resulting from the completion of the Company's June 25, 1998 initial public offering (Note 17).

        On February 28, 1998, the Company acquired the rights, titles and interest to certain product lines, production facilities (the "Parkedale Facility"), and assumed contracts for manufacturing for third parties from Warner-Lambert Company (the "Sterile Products Acquisition"). The purchase price, including assumed liabilities of $2,913, of $127,913 was allocated to real estate and equipment based on fair values ($44,130 and $28,914, respectively) with the residual ($54,869) being allocated to intangibles and is being amortized over 5 to 40 years and 25 years, respectively. The purchase price was financed under the Company's Credit Agreement (Note 9).

        On November 14, 1997, the Company acquired the rights, titles and interests to the Septra(R), Proloprim(R), Mantadil(R), and Kemadrin(R) product lines, as well as, the exclusive licenses, free of royalty obligations, to manufacture and market the prescription formulations of Neosporin and Polysporin for $23,000 plus the assumption of an estimated liability of $2,084 of returns of products shipped prior to the acquisition. The entire purchase price was allocated to intangible assets and will be amortized over its estimated useful life of 25 years. The purchase price was financed under the Company's Senior Secured Revolving Credit Facility and Senior Secured Term Loan.

        On May 15, 1997, the Company acquired the rights, title and interest in the United States to the Viroptic(R) product line for $5,100, plus the assumption of an estimated liability of $129 of returns of products shipped prior to the acquisition. The entire purchase price was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The purchase price was financed from internally generated cash funds and borrowings under its revolving line of credit agreement.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


6.     Acquisitions/Intangible Assets, continued:

       On March 21, 1997, the Company acquired the rights, title and interest in the United States to the Cortisporin(R) product line for $22,845, plus the assumption of an estimated $849 of returns of products shipped prior to the acquisition. The entire purchase price was allocated to intangible assets and is being amortized over its estimated useful life of 25 years. The purchase price was financed principally through the raising of equity (Note 17), notes payable to certain banks and borrowings under the Company's revolving line of credit agreement.

       On January 22, 1997, the Company acquired the rights, title and interest in the United States to the Proctocort(TM) product line for approximately $1,500. The entire purchase was allocated to intangible assets and is being amortized over its estimated useful life of 20 years. The acquisition was financed with a note payable to a bank.

       The following unaudited pro forma summary presents the financial information as if the acquisitions had occurred on January 1, 1997 These pro forma results have been prepared for comparative purposes and do not purport to be indicative of what would have occurred had the acquisitions been made on January 1, 1997, nor is it indicative of future results.


                                                           For the Year Ended
                                                  -----------------------------------------
                                                  December 31, 1997       December 31, 1998
                                                  -----------------       -----------------
        Total revenues                                $ 213,441               $269,803
                                                      =========               ========
        Income before extraordinary item              $  11,273               $ 34,877
                                                      =========               ========
        Net income                                    $  11,273               $ 30,466
                                                      =========               ========
        Diluted income per common share:

          Income before extraordinary item            $    0.28               $   0.77
                                                      =========               ========
          Net income                                  $    0.28               $   0.67
                                                      =========               ========

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


6.     Acquisitions/Intangible Assets, continued:

       Intangible assets at December 31 resulted from the following product acquisitions:

                                                               1997                     1998
                                                            ---------                ---------
        Altace, Silvadene, AVC                              $      --                $ 362,950
        Sterile Products                                           --                   54,509
        Menest                                                     --                    5,000
        Septra, Proloprim, Mantadil, Kemadrin                  15,425                   15,425
        Cortisporin                                            23,694                   23,694
        Neosporin                                               5,876                    5,876
        Viroptic                                                5,229                    5,229
        Nucofed/Quibron                                         7,301                    7,301
        Polysporin                                              3,783                    3,783
        Other                                                   3,017                    3,377
                                                            ---------                ---------
                                                               64,325                  487,144
        Less accumulated amortization                          (1,542)                  (6,561)
                                                            ---------                ---------
                                                            $  62,783                $ 480,583
                                                            =========                =========



        Amortization expense for the years ended December 31, 1996, 1997, and 1998 was $129, $1,410, and $5,019, respectively.

7.      Lease Obligations:

        The Company leases certain office and manufacturing equipment and automobiles under noncancelable operating leases with terms from one to five years. Estimated future minimum lease payments, as of December 31, 1998 for leases with initial or remaining terms in excess of one year are as follows:

                    1999                    $1,419
                    2000                     1,311
                    2001                       795
                    2002                       741
                    2003                       262

        Rent expense for the years ended December 31, 1996, 1997 and 1998 was approximately $196, $138, and $1,230, respectively.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


7.      Lease Obligations, continued:

        Additionally, the Company leases office space in its building to tenants under agreements ranging from one to twenty years. Such leases are accounted for as operating leases. Rental income for the years ended December 31, 1996, 1997 and 1998 was approximately $86, $44, and $40, respectively. As of December 31, 1998 estimated future minimum rental payments to be received each year from 1999 to 2003 is $40.

        Capital lease obligations for certain equipment as of December 31, 1998 are as follows:


        1999                                                       $   620
        2000                                                           631
        2001                                                           485
        2002                                                           275
        2003                                                           160
                                                                   -------
        Total minimum lease payments                                 2,171
        Less imputed interest                                         (322)
                                                                   -------
        Present value of minimum lease payments                      1,849
        Less current maturities                                        374
                                                                   -------
                                                                   $ 1,475
                                                                   =======



8.      Accrued Expenses:

        Accrued expenses at December 31, consist of the following:

                                                             1997               1998
                                                            -------            -------
        Payroll and outside personnel services              $   555            $   675
        Returns and chargebacks                               4,207              9,397
        Accrued interest                                        478              1,176
        Franchise taxes                                         146                142
        Other                                                   803              3,257
        Incurred but not reported medical claims                314                448
                                                            -------            -------
                                                            $ 6,503            $15,095
                                                            =======            =======

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


9.      Long-term Debt:

        Long-term debt consisted of the following:

                                                                                            1997           1998
                                                                                          --------       --------
        Senior Credit Facility:
           Revolving Credit Facility                                                      $     --       $ 19,000
           Tranche A Term Loan                                                                  --        150,000
           Tranche B Term Loan                                                                  --        275,000
        Senior Subordinated Seller Notes
             with interest at 10% payable monthly due December 2007                             --         75,000
        Senior Secured Revolving Credit
             Facility, paid in February 1998                                                 6,152             --
        Senior Secured Term Loan, paid
             in February 1998                                                               40,000             --
        Notes payable to former owners, due in equal
             annual installments of principal and interest (at a rate
             of 6%) of $1,226 through December 2003                                          6,027          5,163
        Note payable to shareholder with quarterly interest
             payments (interest rate of 10%) through January 1, 1999 with remaining principal due April 1, 1999, collateralized by real estate
             of the Company                                                                  1,750          1,750
        Various capital leases with interest rates ranging
             from 8.3% to 12.7% and maturing at various
             times through 2002                                                              1,206          1,849
        Other notes payable                                                                  1,238             34
                                                                                          --------       --------
                                                                                            56,373        527,796
             Less current portion                                                            8,084         13,310
                                                                                          --------       --------
                                                                                          $ 48,289       $514,486
                                                                                          ========       ========



        On December 22, 1998, the Company amended and restated its Credit Agreement (as defined below) dated as of February 27, 1998 (the "Senior Credit Facility") to: (a) finance the Altace Acquisition; (b) refinance the Company's then existing indebtedness; and (c) provide for ongoing working capital and other financing requirements. The Senior Credit Facility provides for up to $500,000 of aggregate borrowing capacity, consisting of: a $150,000 tranche A term loan (the "Tranche A Term Loan"); a $275,000 tranche B term loan (the "Tranche B Term Loan"); and a revolving credit facility in an aggregate amount of $75,000 (the "Revolving Credit Facility"). The Revolving Credit Facility includes a $10,000 sublimit available for the issuance of letters of credit and a $5,000 sublimit available for swingline loans.

        As of December 31, 1998, the Company had $56,000 of available borrowings under its Revolving Credit Facility.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


9.      Long-term Debt, continued:

        The Tranche A Term Loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until December 22, 2004. The Tranche B Term Loan is subject to certain specified amortization payments required to be made in quarterly installments commencing on March 31, 1999 until December 22, 2006. The Revolving Credit Facility is available until December 22, 2004. In addition, the loans and the aggregate available commitments under the Senior Credit Facility will be reduced upon the occurrence of certain specified events as outlined in the agreement.

        The loans under the Senior Credit Facility bear interest, at the Company's option, at either (a) the base rate (which is based on the prime rate or the federal funds rate plus one-half of 1%) plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 1.25% to 2.25% (based on a leverage ratio) and (ii) in the case of the Tranche B Term Loan, 2.75% or (b) the applicable LIBOR rate plus (i) in the case of the Tranche A Term Loan and borrowings under the Revolving Credit Facility, an applicable spread ranging from 2.25% to 3.25% (based on a leverage ratio) and (ii) in the case of the Tranche B Term Loan, 3.75%. In addition, the lenders under the Senior Credit Facility are entitled to customary facility fees based on (a) unused commitments under the Revolving Credit Facility and (b) letters of credit outstanding.

        The Company's obligations under the Senior Credit Facility are unconditionally guaranteed on a senior basis by each direct and indirect majority owned U.S. subsidiary of the Company (collectively, the "Subsidiaries"). In addition, the Senior Credit Facility is collateralized by substantially all of the real and personal property of the Company.

        The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur additional indebtedness or guaranty obligations, repurchase or redeem capital stock or repay subordinated indebtedness (including the Notes), except in accordance with the subordination provisions, pay dividends or make capital distributions, enter into sale and leaseback transactions, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates, make loans, change its fiscal year, change its business and otherwise restrict corporate activities.

        On February 27, 1998, the Company entered into a $195,000 credit agreement ("Credit Agreement"). The Company used the proceeds from the Credit Agreement to finance the Warner Lambert Acquisition (Note 6), and pay off the $40,000 Term Loan and outstanding borrowings under the Revolver as of February 27, 1998. The Credit Agreement was paid in full on December 22, 1998 with proceeds from the Senior Credit Facility.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


9.      Long-term Debt, continued:

        On November 26, 1997, the Company entered into a $12,000 Senior Secured Revolving Credit Facility (the "Revolver") and a $40,000 Senior Secured Term Loan ("Term Loan"), collectively referred to as the "Financing". As December 31, 1997, $40,000 was outstanding under the term loan and $6,152 was outstanding under the Revolver. The Financing was repaid in February 1998 with proceeds from the Credit Agreement.

        The Company has entered into two interest rate swap agreements designated as a partial hedge of the Company's variable rate debt. The purpose of these swaps is to fix interest rates on variable rate debt and reduce certain exposures to interest rate fluctuations. At December 31, 1998, the Company had interest rate swaps with a notional amount of $100,000. Under these agreements the Company pays a weighted average fixed rate of 5.5% and receives a rate equivalent to the three-month and one-month LIBOR. The notional amounts do not represent in amounts exchanged by the parties. The agreements expire in the year 2001.

        The aggregate maturities of long-term debt (excluding capital lease obligations - Note 7) at December 31, 1998 are as follows:


                    1999                             $ 12,936
                    2000                               18,735
                    2001                               26,279
                    2002                               33,841
                    2003                               41,406
                    Thereafter                        392,750
                                                     --------
                                                     $525,947
                                                     ========




10.     Notes Payable:

        During 1997, the Company entered into a financing agreement to make certain payments for machinery and equipment. As of December 31, 1997, the Company had a demand note payable plus interest at prime plus .33% with $557 outstanding. The Note payable was paid in 1998.

        During December 1997, the Company entered into an agreement to finance certain insurance costs with a note payable. The balance of the note payable at December 31, 1997 was $359. The note payable has an interest rate of 7.8% and was paid in 1998.

11.     Financial Instruments:

        The following disclosures of the estimated fair values of financial instruments are made in accordance with the requirements of SFAS
        No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


11.     Financial Instruments, continued:

        CASH AND CASH EQUIVALENTS, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE - The carrying amounts of these items are a reasonable estimate of their fair values.

        LONG-TERM DEBT AND NOTES PAYABLE - The carrying amounts of the Company's long-term debt and notes payable approximate fair value. The fair value of the Company's long-term debt, including the current portion, at December 31, 1997 and 1998, is estimated to be approximately $56,000 and $572,500, respectively, using discounted cash flow analyses and based on the Company's incremental borrowing rates for similar types of borrowing arrangements.

        INTEREST RATE SWAPS - The estimated fair market value of the interest rate swap agreements at December 31, 1998, as determined by the issuing financial institution and based on the estimated termination values, was an unrealized loss of approximately $2,787.

12.     Income Taxes:

        The net income tax expense (benefit) is summarized as follows:


                                             1996            1997              1998
                                             -----          -------          --------
        Current                              $(635)         $ 4,948          $ 16,336
        Deferred                               528             (980)             (940)
                                             -----          -------          --------
             Total (benefit) expense         $(107)         $ 3,968          $ 15,396
                                             =====          =======          ========

        A reconciliation of the difference between the federal statutory tax rate and the effective income tax rate as a percentage of income (loss) before income taxes and extraordinary item is as follows:

                                                            1996             1997           1998
                                                           ------           ------         ------
        Federal statutory tax rate                          (34.0)%           34.0%          35.0%
        State income taxes, net of federal benefit             --              3.0            3.3
        Permanent differences                                 2.3              0.4            0.1
        Other                                                 0.9              0.1           (0.6)
                                                           ------           ------         ------
                  Effective tax rate                        (30.8)%           37.5%          37.8%
                                                           ======           ======         ======

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


12.     Income Taxes, continued:

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liability are as follows:


                                                          1997             1998
                                                         -------          -------
        Allowance for doubtful accounts                  $   238          $   389
        Uniform cost capitalization                          117              228
        Accrued expenses                                     528              101
        State net operating loss carryforward                413              793
        Accrued liabilities                                1,239            5,164
                                                         -------          -------
                  Total deferred tax assets                2,535            6,675
                                                         -------          -------
        Property, plant and equipment                     (3,135)          (3,840)
        Intangible assets                                 (1,226)          (3,721)
        Miscellaneous                                       (165)            (165)
                                                         -------          -------
                  Total deferred tax liabilities          (4,526)          (7,726)
                                                         -------          -------
                  Net deferred tax liability             $(1,991)         $(1,051)
                                                         =======          =======

        The Company's state net operating loss carryforward of approximately $24.0 million expires in 2013. Management has determined, based on both their ability to carryback earnings to prior years and existing deferred tax liabilities, it is more likely than not that the deferred tax assets will be realizable and no valuation allowance has been recorded.

13.     Benefit Plans:

        The Company maintains a defined contribution employee benefit plan which covers all employees over 21 years of age. The plan allows for employees' salary deferrals, which are matched by the Company up to a specific amount under provisions of the plan. Company contributions during the years ended December 31, 1996, 1997 and 1998, were $278, $307 and $1,066, respectively. The plan also provides for discretionary profit-sharing contributions by the Company.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


14.     Commitments and Contingencies:

        In May 1998, the Company was named as a co-defendant in a wrongful death and survival action in the District Court of Gregg County, Texas. The action demands an unspecified amount. This action relates to the manufacture of the anorexigenic product for SmithKline.

        Many distributors, marketers and manufacturers of anorexigenic drugs have been subject to claims relating to the use of these drugs. The Company is a defendant in various lawsuits which claim damages for personal injury arising from the Company's production of the anorexigenic drug, phentermine, under contract for SmithKline. Generally, the lawsuits allege that the defendants (1) misled users of the products with respect to the dangers associated with them, (2) failed to adequately test the products and (3) knew or should have known about the negative effects of the drugs, and should have informed the public about the risks of such negative effects. The actions generally have been brought by individuals in their own right and have been filed in various state and federal jurisdictions throughout the United States. They seek, among other things, compensatory and punitive damages and/or court supervised medical monitoring of persons who have ingested the product. The Company expects to be named in additional lawsuits related to the company's production of the anorexigenic drug under contract for SmithKline.

        While the Company cannot predict the outcome of these suits, the Company believes that the claims against it are without merit and intends to vigorously pursue all defenses available to it. The Company is being indemnified in all of these suits by SmithKline for which it manufactured the anorexigenic product, provided that neither the lawsuits nor the associated liabilities are based upon the independent negligence or intentional acts of the Company, and intends to submit a claim for all unreimbursed costs to its product liability insurance carrier. However, in the event that SmithKline is unable to satisfy or fulfill its obligations under the indemnity, the Company would have to defend the lawsuit and be responsible for damages, if any, which are awarded against it or for amounts in excess of the Company's product liability coverage.

        The Parkedale Facility was one of six facilities owned by Warner-Lambert subject to a Consent Decree of Permanent Injunction issued August 1993 in United States of America V. Warner-Lambert Company and Melvin R. Goodes and Lodewijk J.R. DeVink (U.S. Dist. Ct., Dist. of N.J.) (the "Consent Decree"). The Parkedale Facility is currently manufacturing pharmaceutical products subject to the Consent Decree which prohibits the manufacture and delivery of specified drug products unless, among other things, the products conform to current good manufacturing practices and are produced in accordance with an approved abbreviated new drug application or new drug application. The Company is in the process of petitioning for, and if appropriate, obtaining relief from the Consent Decree.

        The Company is involved in various routine legal proceedings incident to the ordinary course of its business. Management believes that the outcome of all pending legal proceedings in the aggregate will not have a material adverse effect on the Company's consolidated financial position, results of operation or cash flow.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


15.     Segment Information:

        Effective December 31, 1998 the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way public business enterprises report information about operating segments. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect the Company's results of operations or financial position. However, prior year disclosures have been reclassified to conform with the provisions of this statement.

        The Company's business is classified into two reportable segments; Branded Pharmaceuticals and Contract Manufacturing. Branded Pharmaceuticals include a variety of branded prescription products over four therapeutic areas, including cardiovascular, anti-infective, vaccines and biologicals and women's health products. These branded prescription products have been aggregated because of the similiarity in regulatory environment, manufacturing process, method of distribution, and type of customer. Contract Manufacturing represents contract manufacturing services provided for pharmaceutical and biotechnology companies. The classification all other primarily includes generic pharmaceutical, companion animal health products and development services.

        The Company primarily evaluates its segments based on gross profit. Reportable segments were separately identified based on revenues, gross profit and total assets.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


15.     Segment Information, continued:

        The following represents selected information for the Company's operating segments for the periods indicated:

                                                          For the years ended December 31,
                                                       --------------------------------------
                                                         1996           1997           1998
                                                       --------      ---------      ---------
Total revenues:
        Branded pharmaceuticals                        $  2,939      $  37,912      $ 125,399
        Contract manufacturing                           10,890          7,962         54,734
        All Other                                         7,128          3,015          6,453
        Eliminations                                       (500)          (980)       (23,123)
                                                       --------      ---------      ---------
              Consolidated total revenues              $ 20,457      $  47,909      $ 163,463
                                                       ========      =========      =========
Gross profit (loss):
        Branded pharmaceuticals                        $  2,659      $  33,165      $  94,452
        Contract manufacturing                            2,809           (187)          (531)
        All Other                                         6,207          1,897          5,490
                                                       --------      ---------      ---------
              Consolidated gross profit                $ 11,675      $  34,875      $  99,411
                                                       ========      =========      =========
                                                                        As of December 31,
                                                                     ------------------------
                                                                        1997           1998
                                                                     ---------      ---------
Total assets:
        Branded pharmaceuticals                                      $  73,640      $ 522,218
        Contract manufacturing                                          30,334        144,614
        All Other                                                          918          1,735
        Eliminations                                                       (29)          (396)
                                                                     ---------      ---------
              Consolidated total assets                              $ 104,863      $ 668,171
                                                                     =========      =========

        Capital expenditures of $1,069, $1,379 and $8,099 for the years ended December 31, 1996, 1997 and 1998, respectively, are substantially utilized for contract manufacturing purposes.

16.     Related Party Transactions:

        Affiliated Company

        The Company owned a 6% interest in a privately held, affiliated pharmaceutical company. In 1996, the Company sold its investment for $2,052, resulting in a gain of $1,760. The Company's share of earnings in this affiliated company was not material and was included in other income in the consolidated statement of operations.

        The United Company

        In connection with its purchase of Cortisporin in 1997, the Company received $8,750 from The United Company for 4,571,032 common shares.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


16.     Related Party Transactions, continued:

        Other

        Certain management and employees of the Company sit on the board of directors of a private foundation. The Company made contributions to this foundation and expensed approximately $245, $994 and $247 for the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1997 and 1998, the Company had receivables from this foundation of approximately $1,671 and $596, respectively, for expenses paid by the Company on their behalf. The receivables are collateralized by common shares of the Company held by the foundation and are included in shareholders' equity.

        For the year ended December 31, 1998, the Company had paid Bourne & Co., Inc., an affiliate of a director and since January 1999, an officer of the Company, $2,475 for consulting services. In connection with the Altace Acquisition and related financing, Bourne & Co., Inc., received $1,250 in January 1999, which was recorded in accrued expenses as of December 31, 1998. For the years ended December 31, 1996 and 1997, the Company had paid Bourne & Co., Inc., approximately $92 and $651 respectively, for its advisory services in the acquisition of the Cortisporin product line and $62 for consulting services for the year ended December 31, 1997.

        In September 1998, the Company purchased for approximately $350 the primary residence of an officer of the Company in connection with his relocation to the Parkedale Facility. The Company believes the purchase price was at fair market value and currently holds the property for sale.

        In October 1996, the Company issued 2,079,345 common shares to shareholders and members of management of which 1,049,567 common shares were financed by notes receivable of approximately $2,100.

        The Company paid a certain shareholder $160 for consulting fees during the year ended December 31, 1996.

17.     Stockholders' Equity:

        Stock Dividend:

        The Company paid a 15% stock dividend on all common shares issued and outstanding as of November 1, 1996. Common shares of 1,360,325 were distributed. The dividend was charged to retained earnings in the amount of $2,585, which was based on market value at the time of the transaction of $2.00 per share. The weighted average shares and all per share amounts included in the accompanying consolidated financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


17.    Stockholders' Equity, continued:

       Stock Split:

       On November 15, 1997, the shareholders approved a stock split of 2.8 common shares for each share of the Company's common shares outstanding. The stock split has been reflected in the average shares outstanding, shares outstanding and income (loss) per share amounts in the balance sheets, statements of operations and changes in shareholders' equity.

       Stock Option Plans:

       The 1997 Incentive and Nonqualified Stock Option Plan for Employees (the "1997 Stock Option Plan") was adopted in 1997. In February 1998, the Company adopted the 1998 Non-employee Director Stock Option Plan (the "1998 Stock Option Plan"), The aggregate number of shares which may be issued under the 1997 and 1998 Stock Option Plans shall not exceed 5,250,000, (4,800,000 and 450,000, respectively).

       During 1998, the Company granted 334,125 options of common stock to employees under the 1997 Stock Option Plan at an exercise price equal to fair market value at date of grant. As of December 31, 1998, the Company had 330,300 options outstanding of which 81,562 are vested and exercisable. Options under the 1997 Stock Option Plan vest at various times over 24 months and expire 10 years from the date of grant.

       During 1998, the Company granted 75,000 options of common stock to its directors under the 1998 Stock Option Plan at an exercise price equal to the initial public offering price of $9.33 per share. The options vested immediately upon grant. As of December 31, 1998, the Company had 75,000 options vested and outstanding. Options under the 1998 Stock Option Plan expire 10 years from the date of grant.

       The Company has adopted the disclosure only provision of SFAS No. 123, "Accounting for Stock Based Compensation." Accordingly, since options were granted at fair value, no compensation cost has been recognized for stock options granted to date. Had compensation cost for these plans been determined for options granted, consistent with SFAS No. 123, the Company's net income and diluted income per share would have decreased to the following pro forma amounts for the year ended December 31, 1998:

                                                         1998
                                                     ----------

        Income before extraordinary item:

              As reported                            $   25,321
                                                     ==========
              Pro Forma                              $   24,520
                                                     ==========
        Net income:

              As reported                            $   20,910
                                                     ==========
              Pro Forma                              $   20,109
                                                     ==========
        Diluted income per share:

        Income before extraordinary item:

              As reported                            $     0.56
                                                     ==========
              Pro Forma                              $     0.54
                                                     ==========
        Net income:

              As reported                            $     0.46
                                                     ==========
              Pro Forma                              $     0.45
                                                     ==========

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


17.     Stockholders' Equity. Continued:

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998: expected lives of ranging from 3 years to 4 years; expected volatility of approximately 72%; expected dividend yield of $0 and risk-free interest rates ranging from 4.91% to 5.46%.

        A summary of the status of the Company's Plans of December 31, 1998 and changes during the year ended December 31, 1998 is presented in the table below:

                                                      1997 Stock Option Plan       1998 Stock Option Plan
                                                     ------------------------      ----------------------
                                                                     Weighted                    Weighted
                                                                      Average                     Average
                                                                     Exercise                    Exercise
                                                       Shares          Price         Shares        Price
                                                     ----------        ------       -------       ------
        Shares under option:
          Outstanding at January 1, 1998                     --        $   --            --       $   --
                 Granted                                334,125          9.35        75,000         9.33
                 Exercised                                   --            --            --           --
                 Forfeited                               (3,825)         9.33            --           --
                                                     ----------        ------       -------       ------
          Outstanding at December 31, 1998              330,300        $ 9.35        75,000       $ 9.33
                                                     ==========        ======       =======       ======
          Weighted average fair value
            of options granted                              N/A        $ 5.40           N/A       $ 4.76
                                                     ==========        ======       =======       ======
          Options available for grant
            at December 31, 1998                      4,469,700           N/A       375,000          N/A
                                                     ==========        ======       =======       ======




        Options outstanding at December 31, 1998 have exercise prices between $9.33 and $10.17, with a weighted average exercise price of $9.35 and a remaining contractual life of approximately 9.5 years.

        Other Equity Transactions:

        On November 14, 1997, the Company's shareholders approved:

        A new class of preferred shares, with preference terms and rights to be determined by the Board of Directors. The Company is authorized to issue up to 15 million shares.

        An amendment to the Company's Articles of Incorporation to increase the number of authorized common shares from 10 million shares of no par value to 150 million shares of no par value.

        A dividend of one preferred share purchase right (a "Right") for each common share outstanding. Such rights entitle the registered holder under certain circumstances to purchase from the Company one-thousandth of a share of a newly created series of the Company's preferred shares, at a price of $60 per one-thousandth shares of Preferred Stock, subject to adjustment.

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


17.     Stockholders' Equity, continued:

        The Company closed the sale of 4,104,730 (6,157,095 post three for 2 split) shares of common stock at $14.00 ($9.33 post three for 2 split) per share on June 30, 1998. The net proceeds to the Company from the sale of stock in the initial public offering after deducting underwriting discounts and commissions and offering expenses were approximately $50,117.

        The following table sets forth a reconciliation of the gross IPO proceeds to the net IPO proceeds.

                    Gross IPO proceeds                                              $57,466
                    Underwriters discounts and commissions                            4,118
                    IPO expenses paid in 1998                                         2,521
                    IPO expenses paid in 1997                                           710
                                                                                    -------
                    Net equity provided from IPO                                    $50,117
                                                                                    =======

18.     Income (Loss) Per Share:

        The basic and diluted income (loss) before extraordinary item per share was determined as follows:

                                                               1996              1997              1998
                                                            ----------        ----------       -----------
        Income (loss) before extraordinary
                item available to common shareholders       $     (240)       $    6,612       $    25,321
                                                            ==========        ==========       ===========
        Basic income (loss) per share:

             Weighted average common shares                 23,160,698        39,405,155        45,191,291
                                                            ----------        ----------       -----------
             Basic (loss) income per common share           $    (0.01)       $     0.17       $      0.56
                                                            ==========        ==========       ===========
        Diluted income (loss) per share
             Weighted average common shares                 23,160,698        39,405,155        45,191,291
             Effect of stock options                                --                --            44,836
                                                            ----------        ----------       -----------
             Weighted average common shares
                  plus assumed conversions                  23,160,698        39,405,155        45,236,127
                                                            ----------        ----------       -----------
             Diluted income (loss) per share                $    (0.01)       $     0.17       $      0.56
                                                            ==========        ==========       ===========

                           KING PHARMACEUTICALS, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued
                        (in thousands, except share data)


19.     Quarterly Financial Information (Unaudited):

        The following table sets forth summary quarterly financial information for the years ended December 31, 1997 and 1998:

1997 By Quarter                                              First        Second         Third        Fourth
---------------                                             -------       -------       -------       -------
        Total revenues                                      $ 8,786       $12,066       $12,735       $14,322
        Gross profit                                          6,723         8,913         8,978        10,261
        Operating income                                      1,906         3,911         3,297         4,243
        Net income                                              921         1,984         1,650         2,057
        Basic and diluted income per common share (1)          0.03          0.05          0.04          0.05

1998 By Quarter                                              First        Second         Third        Fourth
---------------                                             -------       -------       -------       -------
        Total revenues                                      $24,977       $40,264       $48,089       $50,133
        Gross profit                                         17,613        26,216        27,568        28,014
        Operating income                                      9,690        14,812        15,349        15,587
        Income before extraordinary item                      4,361         6,388         7,310         7,262
        Net income                                            4,075         6,388         7,310         3,137
        Basic and diluted income per common share:
               Income before extraordinary item                0.10          0.15          0.15          0.15
               Net income                                      0.10          0.15          0.15          0.05

        (1) Quarterly amounts do not add to annual amounts due to the effect of rounding on a quarterly basis.

20.     Subsequent Events

        On March 3, 1999, the Company issued $150,000 of 10.75% of Senior Subordinated Notes due 2009. Net proceeds of approximately $144,000 were used to repay outstanding indebtedness under the Senior Credit Facility ($69,000) and the Seller Note ($75,000). The debt is guaranteed by the Company's wholly-owned subsidiaries Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc. and King Pharmaceuticals of Nevada, Inc. In addition, the Company increased its borrowing capacity under its Revolving Credit Facility to $100,000.

21.     Stock Split

        On October 4, 1999 the Company's board of directors declared a three for two stock split for shareholders of record as of October 28, 1999, to be distributed November 11, 1999. The stock split has been reflected in all share data contained in these financial statements.